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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of the date below written by and between The Banc Corporation (the "Holding Company"), a Delaware corporation, and Terry DuBose ("Mr. DuBose"), an individual resident of Panama City Beach, Florida.

                                   WITNESSETH:

         WHEREAS, the Holding Company is the sole shareholder of Emerald Coast Bank (the "Bank"); and

         WHEREAS, the Bank shall conduct all of the business of the Holding Company in the State of Florida; and

         WHEREAS, the Holding Company and the Bank desire to secure the services of Mr. DuBose pursuant to the terms of this Agreement; and

         WHEREAS, Mr. DuBose desires to serve the Holding Company and the Bank pursuant to the terms of this Agreement;

         NOW THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

         1. Employment. The Holding Company hereby agrees to cause the Bank to employ Mr. DuBose and Mr. DuBose hereby accepts employment to serve as Chairman of the Board and Chief Executive Officer of the Bank and the Holding Company hereby employs Mr. DuBose as Vice Chairman of the Holding Company, all upon the terms and conditions set forth in this Agreement.






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         2. Chairman of the Board and Chief Executive Officer of the Bank.

                  a. Term. Mr. DuBose's employment hereunder as Chairman of the Board and Chief Executive Officer of the Bank shall begin on the date hereof. The term of Mr. DuBose's employment shall continue for a period of three (3) years from such date (the "Term"), subject to earlier termination pursuant to Section 6 below and subject to extension as follows: At the end of each calendar day during the initial three-year term or any extension of this Agreement, the Term shall automatically be extended for an additional calendar day, unless either party gives written notice to the other of intent not to extend this Agreement thereafter, in which event this Agreement shall terminate on the third anniversary following such notice.

                  b. Duties and Responsibilities. As Chairman of the Board and Chief Executive Officer, Mr. DuBose (i) shall faithfully perform such executive services and duties as are reasonably necessary to conduct the business of the Bank, subject to the direction of policies established by the Board of Directors of the Bank (the "Bank Board");
         (ii) shall devote his time, attention and energies on a full-time basis as is reasonably required in the performance of his duties hereunder, including any duties he may hereafter become obligated to perform as an officer or a member of the Board of Directors of the Holding Company; provided, however, that with approval of the Bank Board, from time to time Mr. DuBose may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any material conflict of interest with the Holding Company or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of Mr. DuBose's duties pursuant to this Agreement, or will not



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        violate any applicable statute or regulation; (iii) shall assume, perform and discharge such duties and responsibilities assigned to him by the Bank; (iv) shall not, without the prior written consent of the Bank Board, engage in any other profit-making activities, except for passive investments which shall consume only a nominal amount of his time.

                  c. Authority. As Chairman of the Board and Chief Executive Officer of the Bank, Mr. DuBose shall report and be responsible only to the Bank Board. Subject to the direction of the Board of Directors of the Bank, Mr. DuBose shall have full management discretion with regard to the operations of the Bank, including by way of illustration and without limitation, authority to hire, compensate and terminate all other employees of the Bank.

                  d. Directorships. The Holding Company shall cause Mr. DuBose to be elected to the Board of Directors of the Holding Company and the Bank. The Holding Company shall also cause Mr. DuBose to be elected as Vice Chairman of the Board of Directors of the Holding Company, with reporting authority to the Chairman of the Board of the Holding Company and to the Holding Company Board of Directors.

                  e.       Compensation.

                           (i) Remuneration. The Bank and the Holding Company shall pay Mr. DuBose an aggregate annual remuneration of not less than Two Hundred Thirty-five Thousand Dollars ($235,000.00) per year, payable $60,000 by the Holding Company and $175,000 by the Bank, commencing as of the effective date of this Agreement, payable to Mr. DuBose in such installments as salary payments are customarily made to executives of the Bank. Mr. DuBose shall also be entitled to an annual incentive bonus payable by the Bank of not less than the


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                  sum of $25,000 ("Bonus Payments") provided certain agreed upon financial targets are met. Mr. DuBose's salary shall be subject to periodic review by the Bank Board, which review shall be consistent with the Holding Company's policies regarding salary increases for executives of subsidiaries serving in positions comparable to that of Mr. DuBose and shall take into account Mr. DuBose's level of responsibility and job performance. Mr. DuBose's base salary shall not be subject to any decreases.

                           (ii) Discretionary Compensation. Mr. DuBose shall be entitled to such discretionary compensation, stock options, and deferred compensation, if any, as may be made available from time to time to executives of the Bank or of the Holding Company serving in positions comparable to that of Mr. DuBose, all as may be declared or authorized from time to time by the Board of the Bank or of the Holding Company.

                           (iii) Payment of Club Fees, Etc. The Holding Company
                  shall pay Mr. DuBose such additional amounts as may be necessary to reimburse him for such reasonable club initiation fees and dues as are approved by the Bank.

                           (iv) Participation in Benefit Plans. Mr. DuBose shall be entitled to participate in any and all health, disability, bonus, retirement, stock option or stock purchase plan and any other present or future employee benefit plan or program as may be made available from time to time to executives of subsidiaries of the Holding Company.

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                  f. Vacation. Mr. DuBose shall be entitled to three (3) weeks of vacation with pay (or such greater amount of time as may be approved from time to time by the Bank Board) during each calendar year.

                  g. Reimbursement of Expenses and Automobile. The Bank shall pay or reimburse Mr. DuBose for all reasonable travel and other expenses incurred by Mr. DuBose in the performance of his obligations under this Agreement. The Bank shall provide Mr. DuBose an automobile for his use.

                  h. Life Insurance. The Holding Company shall pay or provide for the payment of the premiums on that certain life insurance policy owned by Mr. DuBose on Mr. DuBose's life which is in effect on the date hereof and which had a face amount of ________________ ________________
         ($__________) as of the date of this Agreement.

         3.       Benefits Payable Upon Disability or Death.

                  a. Disability Benefits. In the event of the Disability (as hereinafter defined) of Mr. DuBose during the term of this Agreement, the Bank shall pay Mr. DuBose a monthly disability benefit based upon his monthly salary at the time he became disabled until the earlier of the date Mr. DuBose is no longer subject to a disability or until he attains age sixty-five (65), and shall continue to pay or provide for the payment of the premiums on that certain life insurance policy as provided in Section 2(h) hereof for the period described in this
         Section 3(a).

                  As used in this Agreement, the term "disability" shall mean the complete inability of Mr. DuBose to perform his duties under this Agreement as determined by an independent physician selected with the approval of the Bank and Mr. DuBose, unless otherwise defined in any disability insurance policy maintained on Mr. DuBose.

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                  b. Services During Disability. During the period during which
         Mr. DuBose is entitled to receive payments under Section 3(a), Mr. DuBose shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Bank, and, in addition, upon reasonable request in writing on behalf of the Bank Board, or an executive officer designated by such Board, from time to time, make himself available to the Bank to undertake reasonable assignments consistent with the dignity, importance, and scope of his prior position and his physical and mental health. During such period of service, Mr. DuBose shall be responsible and report to, and be subject to the supervision of, the Bank Board or an executive officer designated by the Bank Board, as to the method and manner in which he shall perform such assignments, subject always to the provisions of this Section 3(b), and shall keep such Board, or such executive officer, appropriately informed of his progress in each such assignment.

         4. Restriction on Competition and Nonsolicitation of Employees

                  a. Restriction on Competition. Mr. DuBose agrees that during his employment as Chairman of the Board and Chief Executive Officer, he shall not, without the prior written consent of the Bank Board, either directly or indirectly, for himself, as a consultant to, or as a management, supervisory or executive employee of any bank or bank holding company, perform services or furnish advice related to the business of banking to any unaffiliated third party.

                  b. Nonsolicitation of Employees. Mr. DuBose agrees that during his employment as Chairman of the Board and Chief Executive Officer, he shall not, either directly or indirectly, alone or in any capacity, attempt to solicit or induce any person



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         employed by the Holding Company or the Bank to leave such employment for the benefit of any unaffiliated third party.

         5. Restriction on Competition and Nonsolicitation of Employees after Termination of Employment.

                  a. Upon termination of Mr. DuBose's employment hereunder for Cause (as defined below) during the term of this Agreement, or upon Mr. DuBose's resignation, Mr. DuBose shall not directly or indirectly, within any county in which the Holding Company is doing business at the time of termination or resignation, become employed or associated as an officer, director, consultant or in any other capacity, in any business which is in competition with the Bank, nor will Mr. DuBose, directly or indirectly, render any services to or solicit the business of any person or entity to which the Bank rendered service during his employment under this Agreement, nor will Mr. DuBose, directly or indirectly, employ or seek to employ any person who is employed by the Holding Company or any of its subsidiaries (including the Bank), nor shall Mr. DuBose induce any such person to leave employment with the Holding Company or the Bank. This covenant shall be binding upon Mr. DuBose for a period of one (1) year from the date of the termination of his employment for Cause, or the date of Mr. DuBose's resignation, whichever is the case. For the purpose of this Agreement, the following businesses shall be considered as being businesses in competition with the Holding Company:

                  (i) any state or federally chartered bank or savings and loan association (whether stock or mutual);

                  (ii)     any industrial bank or savings bank;

                  (iii)    any credit union;


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                  (iv)     any bank holding company; or

                  (v)      any branch or subsidiary of any of the foregoing.

                  b. Mr. DuBose, the Bank and the Holding Company have entered into this Agreement in good faith in connection with the acquisition of the Bank by the Holding Company, believing the same to be valid and enforceable. Mr. DuBose acknowledges (i) that the rights and privileges granted to the Bank and the Holding Company in this Agreement are of a special and unique character which gives them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and (ii) that a breach thereof by Mr. DuBose will cause the Bank and the Holding Company great and irreparable injury and damage.

                  Accordingly, Mr. DuBose hereby agrees that the Bank and the Holding Company shall be entitled to remedies of injunction, specific performance and other equitable relief to prevent or cure a breach of the agreements contained in this Agreement. This provision shall not be construed as a waiver of any other rights or remedies the Bank or the Holding Company may have for damages or otherwise.

                  c. In the event any provision or portion of this Agreement is deemed to be invalid or unenforceable, in whole or in part, for any reason, the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected. Without limiting the generality of the foregoing, if the provisions of the preceding paragraphs of this Section 5 shall be deemed to create a restriction which is unreasonable as to duration or geographical area, any or all, the parties agree that the provisions of this Agreement shall be enforceable for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.

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         6.       Termination of Employment as Chairman of the Board and Chief
                  Executive Officer.

                  a.       Resignation.

                           (i) Mr. DuBose may resign his employment hereunder as
                  Chairman of the Board and Chief Executive Officer without "Good Reason" at any time during the term of this Agreement by giving written notice to the Bank Board and the Chairman of the Holding Company Board, in which event neither the Bank nor the Holding Company shall have any further obligation to Mr. DuBose.

                           (ii) Mr. DuBose may resign his employment hereunder
                  as Chairman of the Board and Chief Executive Officer with "Good Reason" at any time during the term of this Agreement. As used herein, "Good Reason" shall mean a material breach of this Agreement by the Bank or the Holding Company (including any material diminution in compensation or responsibilities), in which event the Bank shall be required to continue to meet its obligation to Mr. DuBose under Section 2 for a period of three (3) years from the effective date of the termination.

                  b.       Termination.

                           (i) The Holding Company may terminate, without cause,
                  Mr. DuBose's employment hereunder as Chairman of the Board and Chief Executive Officer at any time during the term of this Agreement by giving written notice to Mr. DuBose, in which event the Holding Company and the Bank shall be required to continue to meet its obligations to Mr. DuBose under Section 2 hereof for a period of three (3) years following the delivery of the notice.


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                           (ii) The Holding Company may terminate Mr. DuBose's
                  employment hereunder as Chairman of the Board and Chief Executive Officer with "Cause" at any time during this Agreement. As used herein, the termination of Mr. DuBose's employment for "Cause" shall include termination because of Mr. DuBose's personal dishonesty; act(s) of moral turpitude; gross negligence; willful misconduct with respect to his duties hereunder; willful violation of any law, rule, or regulation which, in the reasonable opinion of the Board of Directors of the Bank, would materially impair Mr. DuBose's ability to perform his duties under this Agreement or would have a material adverse effect on the business of the Holding Company or the Bank; material breach of any provision of this Agreement; or Mr. DuBose's removal and permanent prohibition from participating in the conduct of the affairs of the Bank by an order issued by any governmental agency having jurisdiction over the Bank.

                  c. Further Obligations. Upon resignation by Mr. DuBose pursuant to Section 6(a)(i), and upon termination of Mr. DuBose for Cause pursuant to Section 6(b)(ii) of this Agreement, the Bank and Holding Company shall have no further obligation to Mr. DuBose or his personal representative, except for (i) compensation accrued hereunder and unpaid at the effective date of such termination, (ii) any accrued deferred compensation benefits to which Mr. DuBose would have been entitled upon such termination if this Agreement had never existed. Upon the resignation or termination of by Mr. DuBose from his position as Chairman of the Board and Chief Executive Officer of the Bank, pursuant to this Section 6, Mr. Dubose's service as Vice Chairman of the Holding Company shall also cease.

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         7.       Change in Control.

                  a. Upon occurrence of a Change in Control, the Bank shall pay to Mr. DuBose as severance pay and liquidated damages an amount equal to Average Monthly Compensation (as hereinafter defined) for a period of thirty-six (36) consecutive months, and shall continue to provide to Mr. DuBose during such period the benefits specified in Section 2, in addition to any benefits or continuation coverage mandated by law. Such amounts shall be paid at the same frequency as Mr. DuBose's then base salary is paid. As used herein, the term "Average Monthly Compensation" shall mean the quotient determined by dividing by twelve (12) the highest aggregate annual compensation (i.e., base salary and bonus) received by the Executive during the preceding three (3) consecutive twelve-month periods during which the Executive has been employed by the Bank.

                  Notwithstanding any other provisions to this Agreement, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which Mr. DuBose has the right to receive from the Bank (the "Total Payments") would constitute a "parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code, Mr. DuBose shall receive the Total Payments unless the (a) after-tax amount that would be retained by Mr. DuBose (after taking into account all federal, state and local income taxes payable by Mr. DuBose and the amount of any excise taxes payable by Mr. DuBose under Code Section 4999 that would be payable by Mr. DuBose (the "Excise Taxes") ) if he were to receive the Total Payments has a lesser aggregate value than
         (b) the after-tax amount that would be retained by Mr. DuBose (after taking into account all federal, state and local income taxes payable by Mr. DuBose) if he were



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         to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to any Excise Taxes (the "Reduced Payments"), in which case Mr. DuBose shall be entitled only to the Reduced Payments. If Mr. DuBose is to receive the Reduced Payments, he shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

                  b. As used herein, a "Change in Control" shall mean any one of the following events:

                           1. the acquisition by any person or persons acting in
                  concert of the then outstanding voting securities of the Holding Company or the Bank, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of the Holding Company or the Bank or such other transaction as may be described under 12 C.F.R.
                  Section 225.41(b)(1) or any successor thereto;

                           2. within any twelve (12) month period (beginning on
                  or after the Effective Date), the persons who were directors of the Holding Company or the Bank immediately before the beginning of such twelve (12) month period (the "Incumbent Directors") shall cease to constitute at least a majority of such Board of Directors; provided, that any director who was not a Director as of the Effective Date shall be deemed to be an Incumbent Director if that Director was elected to such Board of Directors by, or on the recommendation of, or with the approval of, at least two-thirds (2/3) of the Directors who then qualified as Incumbent Directors; and provided further, that no Director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms



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                  are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of Directors shall be deemed to be an Incumbent Director;

                           3. the approval by the stockholders of the Holding
                  Company or the Bank of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Holding Company or the Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of Directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

                           4. the sale, transfer or assignment of all or
                  substantially all of the assets of the Holding Company or the Bank to any third party.

                  "Change in Control" shall not include The Bank Corporation's or the Bank's acquisition of Commerce Bank of Alabama, First Citizens Bancorp, City National Corporation or Commercial Bancshares of Roanoke, Inc.

         8.       Covenants.

         The covenants of Mr. DuBose set forth in Sections 4 and 5 above are of the essence of this Agreement. Each of such covenants shall be deemed and shall be construed as a separate and independent covenant, and should any party or provision of any of such covenants be declared invalid by a court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any separate covenant of Mr. DuBose not declared invalid. The covenants in Sections 4 and 5 above shall terminate upon a Change in Control.

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         9.       Notices.

         Any notice required or permitted to be given to Mr. DuBose pursuant to this Agreement shall be sufficiently given if sent by first-class mail to Mr. DuBose's home address, 4321 Jan Cooley Drive, Panama City, Florida 32411, or if hand-delivered to Mr. DuBose. Any notice required or permitted to be given to the Holding Company pursuant to this Agreement shall be sufficiently given if sent to the Bank by first-class mail to its main office or if hand-delivered to the President, with a copy to the Holding Company, Attention: Chairman of the Board.

         10.      Miscellaneous.

                  a. Assignment. The assignment by Mr. DuBose of this Agreement or any interest herein, or of any money due or to become due by reason of the terms hereof, without the prior written consent of the Holding Company or the Bank, shall be void. The rights and obligations of the Holding Company and the Bank hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of the Holding Company and the Bank. The Bank is not a party to this Agreement; however, the Holding Company shall use its best efforts to cause the Bank to fulfill its obligations hereunder. If the Bank shall fail to perform any obligation hereunder, the Holding Company shall be responsible for the performance or payment of any such obligation of the Bank.

                  b. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Holding Company or the Bank unless made in writing and signed by a duly authorized officer of the Holding Company and the Bank,



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         nor shall any amendment or modification of this Agreement be valid or binding upon Mr. DuBose unless made in writing and signed by him.

                  c. Waiver. The waiver by one party of a breach of any provision(s) of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

                  d. Application of Florida Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

                  e. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and have affixed their seals hereto this 12th day of February, 1999.

                                THE BANC CORPORATION


                                By: /s/ James A. Taylor
                                   ----------------------------------------
                                Title: Chairman and Chief Executive Officer
                                      -------------------------------------

Attest:
       ---------------------
       [CORPORATE SEAL]

                                          /s/ Terry DuBose                (Seal)
                                          ---------------------------------
                                          TERRY DuBOSE


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